Exhibit 99.1

Liquidity Services Appoints Paul J. Hennessy to its Board of Directors

BETHESDA, MD JUNE 19, 2025 (GLOBE NEWSWIRE) -- Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a leading global commerce company powering the circular economy, today announced that Paul J. Hennessy has been appointed to the company’s board of directors (the “Board”) effective October 1, 2025. Mr. Hennessy will also serve on the Corporate Governance and Nominating Committee and the Audit Committee of the Board.

"We are thrilled to welcome Paul to our Board of Directors," said Bill Angrick, Chairman and CEO of Liquidity Services. "Paul's deep knowledge and extensive experience building technology enabled marketplaces in both business and consumer channels on a global scale will be instrumental as we continue to expand our market presence, enhance our service offerings, and pursue emerging opportunities to drive long-term growth."

Mr. Hennessy is an experienced CEO with over 30 years of leadership experience focused on growing and optimizing innovative, market leading technology and marketplace businesses. He has served as the Chief Executive Officer of Shutterstock, Inc. (NYSE: SSTK) since July 2022 and as a member of Shutterstock's board of directors since April 2015. From June 2016 to May 2022, Mr. Hennessy served as Chief Executive Officer and member of the board of directors of Vroom, Inc., a provider of AI-powered analytics, financing and digital services for automotive dealers and consumers of pre-owned vehicles. Prior to joining Vroom, from April 2015 through June 2016, Mr. Hennessy served as Chief Executive Officer of Priceline.com, a pioneer in online travel and travel related reservation and search services. From November 2011 to March 2015, Mr. Hennessy served as Chief Marketing Officer of Booking.com, an online booking accommodations provider. From July 2006 to October 2011, Mr. Hennessy was Chief Distribution Officer of Priceline.com. Mr. Hennessy holds a B.S. in marketing management from Dominican College and an M.B.A. from Long Island University.

"I am honored to join the Board of Liquidity Services," said Hennessy. "I look forward to working with the leadership team to advance the company’s strategic priorities and contribute to its ongoing success and innovation as the market leader powering the circular economy."

About Liquidity Services

Liquidity Services (NASDAQ: LQDT) operates the world's largest B2B e-commerce marketplace platform for surplus assets with over $10 billion in completed transactions to more than five million qualified buyers and 15,000 corporate and government sellers worldwide. The company supports its clients' sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and reduce the number of products headed to landfills.

Contact:
Investor Relations
investorrelations@liquidityservicesinc.com